Stephen E. Rounds
                                  Attorney at Law
                                4635 East 18th Avenue
                                  Denver, Colorado
                                 Tel. (303) 377-6997
                                 Fax  (303) 377-0231

November 22, 1996


By EDGAR

Securities and Exchange Commission
Division of Corporation Finance
Group 6
450 5th Street NW
Washington, D.C. 20549

Re:  Porter McLeod National Retail, Inc.
     Amended Preliminary Proxy Statement on Schedule 14A
     File No. 0-21998

Dear Sirs and Ladies:

Registrant Porter McLeod National Retail, Inc. files the amended preliminary proxy statement relating to the election of directors, to the restructuring of the registrant by merging affiliated private companies into the registrant, to increasing the registrant's authorized capital, and to adopting an incentive stock option plan. Changes in response to staff comments in the comment letter of June 17, 1996, and other changes, are marked in the text. A separate letter and copies of the filing keyed to the comment letter are being provided supplementally by Federal Express to Mr. Mark Webb at Group 6.

The undersigned is new securities counsel to the registrant. Please direct all staff inquiries and correspondence to this office, and to the registrant.

Yours sincerely,

/s/ Stephen E. Rounds

SER/ndz
EDGAR Enc.
cc: Mr. McLeod, Mr. Shilling, EKS&H


                                      PRELIMINARY PROXY MATERIALS
                                               ____________, 1996


Dear Fellow Shareholders:

      You are cordially invited to attend our Annual Meeting of shareholders which will be held on December __,1996 at 9:00 A.M., local time, at

      The Secretary's formal notice of the meeting and Proxy Statement appear on the following pages and describe the matters to be acted upon. During the meeting, time will be made available for a discussion of these items as well as for other questions about the business affairs of the Company.

      CERTAIN PROPOSALS WILL BE PRESENTED AT THE MEETING WHICH REQUIRE APPROVAL OF A MAJORITY OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK. THEREFORE, IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE MEETING. Even if you plan to attend the meeting, I urge you to please take a moment to sign, date, and return your proxy in the enclosed envelope. If you do not have a proxy, please call your broker or the Company, and ask that a proxy be mailed to you. Your cooperation in mailing your proxy promptly will be greatly appreciated.

                                   Sincerely yours,



                                   BRUCE M. PORTER
                                   Chairman of the Board
              PORTER McLEOD NATIONAL RETAIL, INC.
                     5895 EAST EVANS AVENUE
                     DENVER, COLORADO 80222
                         ______________

            NOTICE OF ANNUAL MEETING OF shareholders

          To be Held _________day, December ___, 1996

To the Holders of Common Stock of
PORTER MCLEOD NATIONAL RETAIL, INC.

      The Annual Meeting of the holders of the Common Stock of Porter McLeod National Retail, Inc. (the "Company") will be held at ___________________________ on day_______, December
    __, 1996 at 9:00 A.M., local time, for the following purposes:

     1. To elect three (3) persons to serve as directors of the Company until the Annual Meeting to be held in 1997;

         2. To consider and vote upon an Agreement of Merger pursuant to which (a) Porter McLeod Holdings Inc. (a corporation jointly owned by Messrs. Porter and McLeod, which presently holds 48.82% of the outstanding shares of the Company's Common Stock), Porter McLeod Colorado, Inc. and Porter McLeod
Management,  Inc.         (wholly owned  subsidiaries  of  Porter
McLeod Holdings, Inc.) would each be merged with and into the Company; (b) all of the outstanding shares of common stock of Porter McLeod Holdings, Inc. would be converted into shares of the Company's Common Stock; and (c) the shares of the Company's common stock held by stockholders other than Porter McLeod Holdings, Inc. would be unaffected.

         3. To consider and vote upon a proposal to increase the aggregate number of shares which the Company is authorized to issue to 11,000,000 shares, of which 9,000,000 shares shall be Common Stock, par value $.0001 per share, and 2,000,000 shares shall be Preferred Stock, par value $.0001 per share.

         4. To consider and vote upon a proposal to adopt an Incentive Stock Option Plan and reserve 750,000 shares of Common
Stock for issuance upon exercise of options.

      5. To ratify the Company's appointment of Ehrhardt Keefe Steiner & Hottman, PC as the Company's independent accountants for the fiscal year ended December 31, 1995; and to ratify the selection of Ehrhardt Keefe Steiner & Hottman, PC as the Company's independent accountants for the fiscal year ending December 31, 1996; and

      6. To transact such other business as may properly come before the meeting.

         If Proposal 2 is approved and the Merger is consummated, Messrs. Porter and McLeod will own in the aggregate approximately 1,401,034 shares of Common Stock (58%) of the total 2,409,534 shares of Common Stock which are estimated will be outstanding following consummation of the Merger. The actual number of shares to be issued to Messrs. Porter and McLeod will depend on the market prices for shares of Common Stock, as reported on NASDAQ, when the Merger is consummated. The preceding number of shares does not include up to 450,000 shares of Common Stock which may be issued in the future under an Incentive Stock Option to be granted to Mr. McLeod if Proposal 4 is approved. Exercise of such Incentive Stock Option will be subject to the Company's future earnings performance. See Proposal 4.

      Only holders of record of the Company's Common Stock at the close of business on the Record Date of December __, 1996, are entitled to notice of or to vote at this meeting and any adjournment or adjournments thereof. Shareholders are entitled to vote upon all business as may properly be presented for consideration at the meeting.




                              By Order of the Board of Directors



                              Michael P. Mitchell, Secretary

Denver, Colorado
   December     ___, 1996

WHETHER  OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,  PLEASE
SIGN,  DATE  AND  RETURN THE ENCLOSED PROXY CARD AS  PROMPTLY  AS
POSSIBLE.
                        PROXY STATEMENT
              PORTER McLEOD NATIONAL RETAIL, INC.
                     5895 EAST EVANS AVENUE
                     DENVER, COLORADO 80222

                 ANNUAL MEETING OF shareholders
                       December __, 1996

                    SOLICITATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Porter McLeod National Retail, Inc. (the "Company") for use at the Annual Meeting of the shareholders of the Company to be held ____day, December ___, 1996, and at any adjournment or adjournments thereof (the "Annual Meeting"). A proxy may be revoked by notice in writing to the President at any time prior to the exercise thereof. Each valid proxy received in time will be voted at the Annual Meeting, and, if a choice is specified on the proxy, it will be voted in accordance with such specifications. If no such specification is made, the persons named in the accompanying proxy have advised the Company of their intention to vote the shares of the Company's common stock represented by the proxies received by them (i) in favor of the election as directors, the persons named in the proxy as nominees
for  directors; (ii) in favor of Proposals 2, 3, 4 and         5;
and (iii) in accordance with their best judgment on any other matters that may come before the meeting.

       The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses in sending proxy material to their principals, will be borne by the Company. Proxies may be solicited by officers of the Company by
mail,  in  person or by telephone, telegraph or telex.         It
is anticipated that on or about December __, 1996, this proxy statement and the enclosed form of proxy will be mailed to shareholders.

       The outstanding voting securities of the Company on December __1996 (the "Record Date") consisted of 1,970,666 shares of common stock, $.0001 par value (the "Common Stock"). Only shareholders of record at the close of business on the Record Date are entitled to notice of or to vote at the Annual Meeting.

      Each share of Common Stock is entitled to one vote with respect to each proposal which shall properly come before the Annual Meeting for consideration by the shareholders. The holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in person or by proxy to constitute a quorum. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights. Only votes cast "For" a matter constitute an affirmative vote. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted for quorum purposes, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes") such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum and will also be treated as present for purposes of determining the outcome of any matter as to which the broker does not have authority to vote and, therefore, will have the same effect as negative votes or votes "Against" a particular matter.
      To be elected, a director must receive a plurality of the votes of the holders of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of the holders of at least a majority of the Common Stock present in person or by proxy and entitled  to  vote  at the Annual Meeting is  necessary  for  the approval of Proposal 5 . The affirmative vote of the holders of a majority of the outstanding Common Stock, regardless of attendance or representation at the Annual Meeting , is necessary for the approval of Proposals 2, 3, and
4. Messrs. Bruce Porter, Joseph McLeod and Michael Mitchell, the Company's Chairman of the Board, President and Secretary, respectively, own directly and indirectly, in the aggregate, 50.58% of the Company's issued and outstanding shares of Common Stock (1). Messrs. Porter, McLeod and Mitchell have advised the Company that they intend to vote such shares of Common Stock in favor of Proposals 2, 3, 4, and 5, and in favor of the election of all nominees to the Company's Board of Directors. Accordingly, such vote will assure the approval of Proposals 2, 3, 4, and 5 and the election of all nominees to the Company's Board of Directors without the affirmative vote of any other holder of shares of Common Stock.

      Shareholders have the right to dissent from the Merger proposal and to elect to have the fair value of their shares of Common Stock paid to them in cash by not voting in favor of the Merger, by submitting to the Company (prior to the Annual Meeting) a written demand for appraisal of the stockholder's shares, and by carefully following the other procedures set forth under "Proposal 2 - Approval of Plan of Merger Among the Company, PMH, PMM and PMC - The Merger Agreement and the Merger - Rights of Dissenting shareholders." Pursuant to Delaware law, any Stockholder who votes his or her shares in favor of Proposal 2 will be deemed to have waived his or her dissenters' rights. The following is only a summary of certain procedures which must be followed for a Stockholder to perfect his or her dissenter's rights.

(1) Mr. Porter and Mr. McLeod are the sole stockholders and are the co-equal owners of Porter McLeod Holdings, Inc. ("PMH"). PMH owns in the aggregate 962,166 shares of the Company's Common Stock. They are the beneficial owners of such shares, which represent 48.8 % of the outstanding shares of Common Stock. Mr. Mitchell directly owns 35,000 shares of Common Stock (1.76% of the outstanding shares). Upon consummation of the Merger (Proposal 2), Mr. Porter and Mr. McLeod each will own directly approximately 700,517 shares of Common Stock, representing 29% of the issued and outstanding shares of Common Stock of the Company. PMH no longer would own any shares of the Company's Common Stock (the individuals will own in the aggregate approximately 58% of the outstanding Common Stock). See "Proposal 2--Approval of Merger Among the Company, PMH, PMM and PMC--Terms of the Merger Agreement; Manner and Basis of Converting PMH Shares. The preceding pro forma share ownership numbers do not include any of the 450,000 shares underlying the Incentive Stock Option to be issued to Mr. McLeod if Proposal 4 is approved.

                           PROPOSAL 1
                     ELECTION OF DIRECTORS

      Three directors are to be elected at the meeting to hold office until the Annual Meeting to be held in 1997, and until their respective successors have been elected and qualified.

      The persons named as proxies intend (unless authority is withheld) to vote for the election of the nominated, for terms expiring in 1997 upon their nomination for such office at the Annual Meeting. The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required for election of each director.

     If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable to serve if elected.

      The Board of Directors recommends a vote FOR each of the nominees for election as directors.

     Information concerning the nominees for directors follows:

Nominees for Election as Directors

Bruce M. Porter, Age 36

      Mr.  Porter  has  served as the Chairman of  the  Board  of
Directors of the Company since its formation in March 1992. He also served as Chief Executive Officer of the Company from May 1993 to January 1995. He served as Chief Executive Officer,
Chairman of the Board, and Secretary of Porter McLeod, Inc. ("PMI") during the period commencing with its inception in 1985 through November 30, 1994, the date when involuntary proceedings under Chapter 7 of the Bankruptcy Act were commenced against PMI. Mr. Porter serves as the President and Chairman of the Board of PMH, and served as an officer and director of the subsidiaries of PMI and PMH. Mr. Porter also serves as a general contractor and estimator for the Company and concentrates on business development for the Company. Mr. Porter spends approximately one-third of his time on the business of the Company. From July 1983 until 1985, Mr. Porter served as Manager of Sales for C. Lombardi Construction where he assisted with estimating and contract negotiations. Prior to 1983, Mr. Porter was associated with Amoco Production from December 1982 to July 1983 as a Field Operator and with the Magcobar Division of Dresser Industries from July 1981 to December 1982 as a Sales Engineer. Mr. Porter received a B.S. degree in Geology from Adams State College in Alamosa, Colorado with a minor in Marketing. Mr. Porter is a member of the Associated General Contractors of America, the National Association of Industrial and Office Parks, the Denver Metro Building Owners and Managers Association, the International Counsel of Shopping Centers, the Greater Denver Chamber of Commerce, and the Colorado Association of Commerce and Industry. Mr. Porter also is involved in many civic organizations, including Denver Rotary Club, Capitol Hill Community Services, Special Wish Foundation, and Anchor Center For The Blind.

      Mr. Porter and Mr. McLeod are the sole stockholders and are
co-equal  owners  of PMH, a Colorado corporation.   PMH  is  sole
stockholder of Porter McLeod Management, Inc. ("PMM"), a Colorado corporation, and of Porter McLeod Colorado, Inc. ("PMC"), a Colorado corporation. PMH owns 48.8% of the outstanding Common Stock of the Company. See "Description of the Company's Business- -Corporate History" in the Company's Annual Report on Form 10-KSB, which is incorporated herein by reference, for a discussion of the affiliations between Mr. Porter, Mr. McLeod, the Company, and PMI, PMH, PMM and PMC. See also "Certain Relationships and
Related   Transactions"  and  "Security  Ownership   of   Certain
Beneficial Owners and Management" in this Proxy Statement.

Joseph R. McLeod, Age 36

      Mr. McLeod has served as President and Chief Executive Officer of the Company since January 1995 and as a director of the Company since its formation in March 1992. Mr. McLeod also serves as the Vice President and a director of PMH, and was an officer and a director of its subsidiaries. In addition, Mr. McLeod was the President and a director of PMI, and an officer and director of the PMI subsidiaries during the period commencing with their inception through commencement of Chapter 7 proceedings against it. In addition to his duties as an officer and director, Mr. McLeod served as a general contractor and project manager for the Company. In 1984 and 1985, Mr. McLeod served as a Regional Construction Manager with Lerner Corp. Stores of America in New York. From 1982 until 1984, Mr. McLeod served as a Field Operations Manager for C. Lombardi Construction in Colorado, and in 1981 and 1982 in an operations training program of Halliburton Services, the parent company of Brown & Root Construction, in Rock Springs, Wyoming. Mr. McLeod received a B.S. degree in Construction Management from Montana State University. Mr. McLeod is a member of the Associated General Contractors of America, the Retail Contractors Association, of which he is a Charter Member, Secretary and Treasurer, the Greater Denver Chamber of Commerce, and the Colorado Association of Commerce And Industry for which he served as the "50 For Colorado" representative in 1991.

         Mr. McLeod spends approximately 45% of his time  on  the
business  of  the Company, 45% to PMC business, and  10%  to  PMM
business.   If Proposal 2 is approved at the Annual  Meeting,  he
will devote all his time to the business of the Company.

Michael P. Mitchell, Age 36

      Mr. Mitchell served as the Vice President For Business Development of the Company since the Company's formation in March 1992 until January 1995. Mr. Mitchell now serves as Vice President - Sales/Estimating. Mr. Mitchell spends substantially all his business time on the affairs of the Company. From December 1988 through March 1992, Mr. Mitchell served as the Vice President For Business Development of PMI. From June 1987 through December 1988, Mr. Mitchell served as the Manager of Business Development for PMI. Mr. Mitchell received a B.S. degree in Business Administration from the University of Montana. Mr. Mitchell is a member of the Building Owners Management Association, the International Council of Shopping Centers, and the National Association of Industrial and Office Parks. Mr. Mitchell has not previously served as a director of the Company.


      No family relationships exist between or among any of the Company's officers and directors.

The Board of Directors; Committees and Attendance

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1995. All of the directors attended each of such meetings. The Board of Directors acted once by unanimous written consent in lieu of a meeting. There are no committees of the Board of Directors.

                     EXECUTIVE COMPENSATION

      The following table sets forth compensation awarded to, earned by or paid to the Chief Executive Officer. No other executive of the Company earned a salary and bonus of more than $100,000. Information with respect to salary, bonus, other annual compensation, restricted stock and options is included for the years ended December 31, 1995, 1994 and 1993. No executive of the Company has received a grant of restricted stock, options or SARs, or received payments which may be categorized as "LTIP Payouts."

                   Summary Compensation Table

Name and                                     Other
Underlying                                   Annual    Restricted  Securities
Principal                                    Compen-      Stock      Options/
Position     Year    Salary($)   Bonus($)  sating($)(1)  Awards ($)   SARs
Joseph R.
McLeod, CEO
 (2)         1995     $30,000       -        $14,054       -             -

Bruce Porter,
 CEO (3)     1994     $32,693       -         7,500
             1993      28,435       -         8,410       -             -
____________

(1) Other annual compensation includes health insurance premiums and other benefit payments.

(2) Assumed positions of President and Chief Executive Officer in January 1995. Mr. McLeod's compensation for services rendered to the Company for the year ended December 31, 1995 was allocated to the Company pursuant to the Administrative Services Agreement. The aggregate compensation paid to Mr. McLeod during said year was salary in the amount of $60,000, plus other compensation in the amount of $28,108, of which $30,000 and $14,054, respectively, were allocated to the Company. No other compensation was paid to Mr. McLeod for services rendered to the Company.

(3) Mr. Porter's compensation for services rendered to the Company for the two years ended December 31, 1993 and 1994 was paid by PMM and was allocated to the Company pursuant to the Administrative Services Agreement. Mr. Porter also received compensation from PMI and PMM for services performed for those entities during the same two years, and from PMM for services performed for that entity in 1995. The aggregate amount of salary and other annual compensation paid to Mr. Porter by PMI and PMM in 1993 and 1994 was $71,509 and $74,843, respectively, of which $28,435 and $32,693 of salary, respectively, and $8,410 and $7,500, of other compensation, respectively, was allocated to the Company, and paid by the Company to PMI and/or PMM. The aggregate amount of salary and other annual compensation paid to Mr. Porter by PMM in 1995 was $60,000 and $28,108, respectively, of which $30,000 and $14,054, respectively, were allocated to the Company, and paid by the Company to PMI and/or PMM. No other compensation was paid to Mr. Porter for services rendered to the Company.

Option/SAR Grants in Last Fiscal Year

      No options were granted during 1995 to the Company's executive officers named in the Summary Compensation Table

Fiscal Year End Option Values

      The  Company's  executive officers  named  in  the  Summary
Compensation Table did not hold unexercised options during the fiscal year ended December 31,1995.

1993 Stock Option Plan

      In May 1993, the Company's Board of Directors adopted the 1993 Stock Option Plan (the "Plan") to permit the grant of awards to officers and employees of the Company (including employees who are also directors of the Company or a subsidiary of the Company) of restricted shares of the Company's Common Stock, stock appreciation rights relative to the Company's Common Stock, and non-qualified options to purchase shares of Common Stock. A maximum of 150,000 shares of Common Stock were reserved for issue
under  the  Plan.           The  Plan  was  adopted            to
provide      participants the financial incentives to  contribute
to the Company's growth.            In order for an option holder
to be entitled to deferral of income recognition (for Federal income tax purposes) with respect to shares purchased under qualified options to be issued under the Plan, the Plan must be approved by the shareholders.

         If the shareholders approve the Plan at the Annual Meeting (see Proposal 4), the Plan will be amended to permit the issuance of up to 750,000 shares of Common Stock under options (qualified and non-qualified) which may be granted to employees, and Mr. McLeod will be granted a qualified option to purchase 450,000 shares of Common Stock. Mr. McLeod's option will have a vesting schedule dependent on the profitability of the Company. See Proposal 4.

                    DIRECTORS' COMPENSATION

     The Company has no standard or other arrangement pursuant to which directors of the Company are compensated for services as a director.

                 SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the holdings of the Common Stock of the Company as of September 30 , 1996 by (1) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company; (2) each director and executive officer; and (3) all directors and executive officers as a group. All of the holders of the Company's Common Stock are entitled to one vote per share.

Name and Address of            Number of Shares         Percent
 Beneficial Owner             Beneficially Owned         Owned

 Porter McLeod Holdings, Inc.     962,166                 48.82%
 5895 East Evans Avenue
 Denver, CO 80222

 Directors and Executive Officers

 Joseph R. McLeod                962,1661                 48.82%
 5895 East Evans Avenue
 Denver, CO 80222

 Michael P. Mitchell              35,000                  1.76%
 5895 East Evans Avenue
 Denver, CO 80222

 Bruce M. Porter                962,1661                48.82%
 5895 East Evans Avenue
 Denver, CO 80222

 All Directors                   997,166                50.59%
   and Executive Officers
   as a Group (4 Persons)

_____________

1 Mr. McLeod is President, a director and a 50% shareholder of PMH. Mr. Porter is Chairman of the Board and a 50% shareholder of PMH. Each of Messrs. McLeod and Porter is the beneficial owner of the shares of the Company's Common Stock owned by PMH. The shares  of  PMH  owned  by Messrs. McLeod and  Porter  have  been
pledged to secure           the Aurora National Bank loans to
PMM. In the event PMM defaults under such loan obligations or, in the event that Proposal 2 is approved and the Merger is consummated, if the Company were to so default, Aurora National Bank would be entitled to foreclose on its security interest in these shares, which would result in a change in control of the Company.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following information is provided in connection with Proposal 2.

General

       The transactions described below arose from various transactions and arrangements between the Company and its affiliated companies PMH, PMC, PMM and PMI. However, as a consequence of PMI's plan of reorganization which was effected in early 1992, all agreements between PMI and the Company were either terminated or the obligations of PMI were assumed by PMM,
PMC  or  PMH.         In  the  event that     the  Merger      is
approved (see Proposal 2), the relationships described below will be discontinued upon consummation of the merger of
PMH, PMM and PMC        into the Company.

Transactions Between the Company And Affiliates

      Following its incorporation in March 1992, the Company entered into a series of transactions and arrangements with PMM, PMH and PMC in order to establish and operate its business. These transactions and arrangements are described below (for information on the dates of and reasons for the transactions, see "Transactions with Aurora National Bank" and "Advances to PMM and
PMC").       There has been no independent determination  of  the
fairness  and  reasonableness of the terms of these transactions.
However,  the Company's           Board of Directors (Mr.  Porter
and  Mr.  McLeod are the sole members of the Company's Board  and are  the  sole members of the Board of Directors of each of  PMH,
PMM  and  PMC)  is  of  the  view that  the      terms  of  these
transactions are fair and reasonable due to           its belief,
based upon discussions with various third party vendors, that the Company would be required to pay at least as much to third party providers as the Company pays to PMM for rent, equipment,  services,  and overhead expenses  pursuant  to  these
arrangements  and  because the           Board      believes  the
terms of the arrangements are at least as favorable to the Company as the terms that would be available from third party providers (for rent, equipment, services and overhead expenses) pursuant to agreements negotiated at arms' length. Mr. Porter and Mr. McLeod are the sole shareholders of PMH, and PMH is the sole shareholder of PMM and PMC.

      The     Board  of  Directors of  the      Company
previously has acknowledged that its arrangements with PMM, PMH and/or PMC (collectively, the "affiliates") could lead to conflicts in the fiduciary obligations of the officers and directors who serve on behalf of those corporations. These acknowledgements have been disclosed in the Company's June 1993 initial public offering prospectus and in the Company's 1993, 1004 and 1995 Annual Reports on Form 10-KSB. In an effort to reconcile both the potential conflicts of interest and to avoid potential usurpation of corporate opportunities among the Company and one or more of the affiliates, the Company and those entities entered into a conflicts of interest agreement concerning the division of the types of construction business that would be performed by each of them. This agreement is
described  below.   The Company and           the      affiliates
have  no  other agreements or procedures in place concerning  the exercise of the fiduciary obligations of the officers and directors of the respective corporations. In the event that a conflict were to arise that is not covered by the conflicts of
interest agreement, the           Board of Directors     believes
that the exercise of the fiduciary obligations of the officers and directors of the Company will resolve any conflicts of interest between it and its affiliates in a manner consistent with their respective fiduciary obligations to the Company.

         With respect to the transactions between the Company and its affiliated corporations PMH, PMM and PMC, the Company believes that the aggregate amounts recorded as expenses related to those transactions are not materially different than the aggregate amount of expenses that would have been recorded had these transactions been entered into with third parties. The Company believes that because of economies of scale that PMM is able to realize by providing services to both the Company and to other unaffiliated parties, the Company may have been paying less to PMM for certain services that it would have cost for the Company to provide these services for itself only. However, the Company also realizes that it is possible that if the Company were not to obtain these services from PMM, the Company could realize similar economies and pay similar costs for these services by utilizing other providers of shared or pooled services, such as bookkeeping services, personnel management companies, and other outside contractors.

     Conflicts of Interest Agreement. The Company and PMH and PMC have entered into a Conflicts of Interest Agreement, by which PMH and PMC have agreed to refer any construction business opportunities which may arise with the Company's customers (including customers of the Company with operations both within and outside Colorado) to the Company.

        PMM's     Agreement to Provide Administrative Services to
Company.          PMM provides the Company and PMC  with  certain
   administrative   services,       including   project      cost
estimating , project management, accounting, billing, invoicing, marketing, business development, personnel services, banking, debt service and interest, bonding, insurance, overhead administration, and the use of computers. For these services, PMM charges the Company and PMC its actual costs to provide these services, including allocations of all overhead items such as telephone, electricity, rent, salaries,
insurance,  taxes  and           other items.  The  out-of-pocket
costs incurred and paid by PMM and charged to the Company amounted to $286,106 and $423,793 in 1994 and 1995, respectively inclusive of the Company's obligation to reimburse PMM for monies paid to third parties by PMM on behalf of the Company in 1994 and 1995 in the amounts of $91,058 and $228,750 respectively. Allocations of PMM's costs are made between PMC and the Company each month based on the ratio of their respective revenues.

      Office Lease.     Until the second quarter of 1996,     the
   land  and     building           containing     the  Company's
offices      was       owned  by  The   Intermountain   Companies
("Intermountain"), a general partnership of which Bruce Porter and Joseph McLeod are the general partners. The offices of PMH,
PMM  and  PMC also are located in the building,    containing
7,065  square  feet  of  office space and 6,000  square  feet  of
warehouse   space.    PMM   lease   d       the   building   from
Intermountain at the rate of $6,580 per month.  PMH, PMC and  the
Company            had      agreed that the  cost  of  the  space
should  be  allocated  50% to PMC, 25% to  PMM  and  25%  to  the
Company, based upon the Board's judgment of usage by the respective parties (not the actual costs incurred by each party). PMC paid 50% of such expense because in addition to its use of the building's office facilities, PMC used the principal portion of the warehouse space. The rental charge to the Company was $1,645 per month for its 25% share. The obligations of the Company, PMC and PMM were on a month-to-month basis.

        For the three fiscal years ended December 31, 1995 and in 1996 until the Company acquired the building, Intermountain's costs of mortgage service, taxes, utilities and other expense of owning the facility equaled the rent revenues received from the Company and its affiliated entities.

         In the second quarter of 1996, the Company acquired the building from Intermountain at its appraised value of $600,000. PMM and PMC now make monthly payments to the Company of $1,645 and $3,290; the Company makes payments to Mr. McLeod and Mr. Porter on the full purchase price amortized over 15 years at an interest rate of 10%.

      Assumption by the Company of Certain PMC Contracts. In April 1993, the Company agreed to assume all obligations under certain contracts previously entered into by PMC with clients with national operations. See the following paragraph for detailed information on such contracts. PMC had originally been formed in 1992 to service construction and remodeling business for commercial office building projects, as well as some regional retail business clients. The respective Boards of the Company and PMC determined that because future construction projects for some of the PMC clients would likely be in various locations throughout the United States, the Company would be better suited to undertake any such projects and that by having the Company assume the current contracts for such clients, the clients would have an opportunity to become familiar with the
Company.       Due  to the fact that PMC's business  on  a  going
forward basis (after April 1993) would be conducted within the Denver metropolitan area and that the contracts assigned concerned clients with construction projects outside of Denver, both Boards were of the view that the assumption of such contracts by the Company would not have a negative impact on PMC's future earnings. At the time they were assumed, the Board anticipated that the contracts would generate gross profits of $143,630 and that the projects which were the subject of the Contracts would be completed without incurring costs
overruns.       Pursuant to the agreement  between  PMC  and  the
Company,  the  Company        agreed to complete all  obligations
under the        contracts, effective as of the commencement date
of each respective contract, and to pay PMC a fee (the "Fee") for each contract equal to 75% of the profit from that contract. The Boards of both the Company and PMC determined that the Fee was reasonable based upon the services which had already been provided by PMC, i.e., PMC (a) had solicited and obtained  the  award  of  the  contracts  in  question;  (b)  had completed  the  estimating function for the  contracts;  (c)  had completed subcontracting and supplier negotiations; and (d) had retained continuing warranty responsibility for the work performed under the contracts. The Company's Board believes that any erosion of PMC's future earnings potential (after April 1993) due to the Company's assumption of the subject contracts in April 1993 has already been reflected by PMC operations since such date, and is therefore fully reflected in the PMC financial statements which accompany this Proxy Statement.

         The contracts assumed by the Company from PMC related to construction services provided on behalf of Waste Management, Inc., Prentiss Properties, Inc. and Teachers Insurance and Annuity Association of America. All contracts were completed in 1993. The contracts provided for aggregate revenues of $1,384,967, resulting in actual gross profits of $156,123; such profits were allocated $117,092.25 to PMC and $39,030.75 to the Company. There were no cost overruns incurred in connection with
completing     the    contracts.         Profit               was
    determined by subtracting from revenues all costs and expenses incurred in connection with each contract, including material, labor, subcontractor and other costs, plus all costs, including overhead, allocable to the Company and payable to
PMM       under   the  Administrative  Services  Agreement   (see
above).

        Transactions with Aurora National Bank. During 1991, PMI entered into two separate loan agreements with Aurora National Bank ("Aurora"). On February 4, 1991, PMI entered into a Credit Line Agreement with Aurora pursuant to which PMI borrowed $1,000,000 ("Credit Loan"). The Credit Loan is partially guaranteed by the Small Business Administration ("SBA") and is evidenced by PMI's promissory note in the principal amount of $1,000,000. The promissory note is payable seven years from February 4, 1991 with monthly installments of principal and interest of $17,922. Interest accrues at the annual rate of 12.5% and is adjusted up or down quarterly by adding 2.5% to the lowest New York prime rate as published in the Wall Street Journal. The current rate for the quarter ending December 31, 1996 is 10.75%. In the event of PMI's default under the Credit Loan, upon the SBA's purchase of its guaranteed portion of the Credit Loan, the rate of interest would be fixed at the rate in effect at default. The Credit Loan is guaranteed by PMH, PMM,
PMC,    Mr. McLeod and Mr. Porter.

      On March 11, 1991 PMI entered into a Term Loan Agreement with Aurora pursuant to which PMI borrowed an aggregate of $252,528 ("Term Loan"; the Credit Loan and the Term Loan are
referred to together as the "Aurora Loans"). The Term Loan was refinanced in November, 1994, and, as a consequence thereof, the principal amount of the Term Loan was reduced to $247,500 and the maturity date was extended to November 11, 1995. The Term Loan is evidenced by PMI's promissory note in the principal amount of $247,500. The promissory note requires monthly payments of interest only charged at Aurora's current index rate; the initial monthly rate was 9.75%. The promissory note was guaranteed by
PMM, PMC, PMH,    Mr. McLeod and Mr. Porter.

         Starting in April 1992, PMI did not have funds to meet its obligations under the Aurora Loans, and such obligations were met by PMM making the required payments as a guarantor of the Aurora Loans (in 1992 PMM had paid $142,798 ($77,880 principal and $64,918 interest), and $193,676 in 1993 ($107,831 principal and $85,845 interest)). In early 1993, PMM did not have available funds to pay its obligations under the Aurora Loans.
In order to continue operating at its office and warehouse locations, and keep the relationship with PMM (including the benefit of shared services provided by PMM to the Company and third parties) , the Company advanced to PMM (starting in early 1993) the money required for PMM to pay PMM's obligations under the Aurora Loans. The obligation of PMM to repay the funds made available by the Company was not memorialized in a formal agreement and the loans are not evidenced by promissory notes. Consequently, the funds provided by the Company to PMM have been recorded on the Company's financial statements as advances (See "--Advances to PMC and PMM"). By providing the advances and enabling PMM to meet its payment obligations with respect to the Aurora Loans, the Company was able to maintain the relationship it had established with Aurora, which relationship was of considerable value to the Company's continued business operations. This relationship included Aurora's extending letters of credit to the Company to enhance its bonding capacity; bonding capacity is directly related to the dollar amount of construction projects the Company can undertake. While the Board was aware of the potential conflict of interest resulting from the advances, it determined that the need to maintain the Aurora relationship outweighed the potential conflict of interest (a default by PMM under the Aurora Loans would adversely affect the Company's ability to obtain letters of credit for bonding purposes).

      On November 30, 1994, involuntary proceedings under Chapter 7 of the United States Bankruptcy Code were commenced against PMI and its subsidiaries. As a consequence of the commencement of such proceedings, PMM and PMC (as guarantors of the Aurora Loans) assumed PMI's payment obligations (see "PMI Restructuring and Chapter 7 Proceeding" below).
Subsequent to November 11, 1995, the maturity date of the Term Loan, PMM advised Aurora that it did not have sufficient funds to pay the principal balance of the Term Loan and accrued interest.
   Since March 31, 1996 the principal amount of the two Auroral Loans have been reduced by $104,754 (payments have been made by
PMC); the Loans balance at September 30, 1996 was $511,312. Although PMM is in default with respect to the Term Loan, Aurora has informally agreed to accept quarterly payments of interest with respect to the Term Loan pending approval by its loan committee of PMM's request to extend the maturity date of the Term Loan up to and including December 31, 1996. On consummation of the Merger, the Company will assume the obligations of PMM and PMC on the Aurora Loans. The Board believes that the Merger will enhance the Company's ability to repay the Aurora Loans due to anticipated reduction of operating expenses, and anticipated profitability of the business carried on by PMC and revenues from PMC after consummation of the Merger. The Board estimates PMC will have a backlog of contracts in place as of December 31, 1996 totalling $1,873,000 with a gross profit margin of 10% ($187,300). See Proposal 2 --Approval of Agreement of Merger Among the Company PMH, PMM and PMC - Terms of the Agreement; Manner and Basis of Converting PMH Shares."

         PMI Restructuring and Chapter 7 Proceeding. PMI was formed in 1985 for the purpose of providing general contracting services, including commercial and retail interior construction and buildings, for both corporate and retail clients. PMI's principal offices were located in Denver, Colorado. In 1987 and 1989 PMI opened regional offices in Los Angeles, California and Sacramento, California, respectively. After having opened its branch offices, PMI operated its business through four divisions; PMN, which operated national retail business through the Denver office; PM Denver, which operated the commercial office space construction business through the Denver office, PMSC which operated all construction business through the Los Angeles office; and PMNC, which operated all construction business through the Sacramento office. Each of these was an office of PMI; the divisions were not separate legal entities until 1992 (see below). In November, 1991, after having incurred operating losses (due primarily to one master project for which PMI was not paid for its construction services), PMI closed its PMSC office in Los Angeles. In March, 1992, PMI incorporated each of its four divisions into the following wholly owned subsidiaries: PMN, Inc., PM Denver, Inc., PMSC, Inc. and PMNC, Inc. In addition, in March 1992 PMI restructured its business operations by either terminating all agreements with the Company or causing PMI's obligations to be assumed by PMM, PMC or PMH (see "-General"). As a consequence of the restructuring, PMM and PMC, in their capacities as guarantors of the Aurora Loans, assumed PMI's payment obligations with respect to such loans (PMI ceased making payments with respect to the Aurora Loans in April 1992, and the payment obligations were assumed by PMM and PMC on April 1,
1992). Despite the restructuring, PMI was unable to pay its subcontractors and as a consequence of such non-payment, the subcontractors initiated involuntary proceedings under Chapter 7 of the United States Bankruptcy Code against PMI and its subsidiaries.

      On or about March 26, 1996, PMI's Trustee in Bankruptcy commenced an adversary proceeding in the United States Bankruptcy Court for the District of Colorado (Case No. 94-21830 RJB) against the Company, PMH, PMM, PMC, Mr. Porter and Mr. McLeod, and others, alleging that (a) in or about the early part of 1992, the defendants formulated a plan of reorganization; (b) such plan of reorganization included the isolation of problem contracts in PMI and its subsidiaries, and the transfer of good contracts to the Company, PMH and PMC, which allegedly had been formed for the purpose of implementing such plan; and (c) through a series of allegedly backdated documents, assets belonging to PMI and its subsidiaries were transferred to the Company, PMC, PMM, and PMH for de minimus or non-existent consideration. By reason of such factual allegations, the plaintiffs are seeking (i) to recover all of the assets of PMI which were allegedly transferred without adequate consideration; (ii) an accounting of all the assets of PMI and its subsidiaries which were allegedly transferred without adequate consideration; (iii) a turnover of the proceeds derived by the defendants from their performance of the good contracts;
(iv) subordination of the claims of the Company, PMC and PMM to the claims of all other unsecured creditors in PMI's bankruptcy proceedings; (v) damages against the Company, PMH, PMC, and PMM for alleged breaches of contract in the aggregate amount of approximately $4.7 million; (vi) unspecified damages and exemplary damages against PMH and Mr. Porter and Mr. McLeod by reason of their alleged breaches of fiduciary duties owed to the plaintiffs; (vii) imposition of constructive trust upon all of the assets of the Company, PMC, PMM, and Mr. Porter and Mr. McLeod until all sums due and owing to the plaintiffs are paid in full; (viii) damages in the amount of approximately $5.4 million, plus interest, costs and attorneys fees, based upon the above-mentioned allegedly wrongful acts purportedly undertaken by the Company, PMC, PMM, and Mr. Porter and Mr. McLeod as part of a civil conspiracy; and (ix) treble damages in the amount of approximately $893,000, plus interest, costs and attorneys fees, based upon an alleged conversion and civil theft of the proceeds of checks which were allegedly property of the plaintiffs and deposited into accounts maintained by PMC.

      The Company (and the other defendants) filed a Motion to Dismiss the adversary proceeding complaint filed in the Bankruptcy Court. The Bankruptcy Court heard arguments on the motion in September 1996; the Court neither granted or denied the Motion to Dismiss, and took the matter under advisement. The Company cannot predict when the Court will rule on the Motion to Dismiss, however, even if such Motion is granted, additional proceedings in Bankruptcy Court may be filed by the Trustee.

      A companion case was simultaneously commenced by the same plaintiff Trustee against the Company, PMH, PMCs and PMM in the District Court for the City and County of Denver, Colorado (Case No. 96CV 1240) which alleges that the Company, PMH, PMC, and PMM are the successors to all the liabilities of the plaintiffs. By reason thereof, the plaintiff seeks (i) judgment against the defendants in the amount of the creditors' indebtedness to their respective creditors, i.e., the aggregate amount of approximately $4.7 million; and (ii) preliminary and permanent injunctive relief requiring the defendants to operate only in the normal course of business. The District Court granted the defendants' Motion to Dismiss the Plaintiff's complaint, however, the Company has been advised that the plaintiffs intend to appeal the dismissal to the Colorado Court of Appeals.

      The Company is confident that the true facts regarding the corporate reorganization which took place in 1992 will firmly establish that (a) the reorganization was undertaken for proper purposes, and was validly and legally executed; (b) none of the assets of the plaintiffs was improperly or illegally transferred to any of the defendants; (c) the plaintiffs received full and fair consideration for any assets transferred by the plaintiffs to any of the defendants; (d) none of the defendants breached any contractual or fiduciary obligation owed to any of the plaintiffs; and (e) none of the defendants committed any of the wrongful acts alleged against them by the plaintiffs. In addition to the above-described substantive defenses, the Company believes that many, if not all, of the claims alleged in both proceedings have been time barred under applicable procedural rules. Accordingly, the Company and PMM, PMC and PMH intend to
vigorously defend themselves in both proceedings    .

      Advances to PMC And PMM. During the months of July through November 1993, the Company paid certain expenses on behalf of PMM and made certain cash advances to PMC which, after deducting the amount of other transactions between each of them, resulted in their owing a total of $785,160 to the Company
   ($380,150 from PMC and $405,010 from PMM). The advances were made by the Company to preserve the business benefits of the shared services which were provided by PMM and PMC to the Company and to enable the Company to maintain its banking relationship
with  Aurora.       In  December 1993, a number  of  transactions
occurred between and among the Company, PMC and PMM by which various accounts and notes were assigned, consolidated and offset. As a result of these transactions, PMM owed the Company $605,928, which amount is represented by a promissory note from PMM to the Company dated as of December 31, 1993 (the "Note"). This Note, which accrues interest at the rate of seven percent per annum, is payable in three equal payments of principal, together with all accrued interest to the respective dates of payment, which are March 31, 1995, March 31, 1996, and March 31, 1997. PMM is in default with respect to the March 31, 1995 and 1996 principal payments. The Company does not intend to exercise the rights granted to it in the event of a default under the Note. Payment of the Note has been secured by the personal guarantees of Bruce Porter and Joseph McLeod.

         The Company's advances to PMM enabled PMM to provide to the Company key administrative services including management, project bidding, data processing, accounting, marketing and cash management services. The advances to PMM also enabled PMM to pay $336,474 of principal and interest on the Aurora Loans in 1992 and 1993. The Company made the advances based upon the belief that by enabling PMM to continue its business operations, the economic benefits which the Company derived from the services provided to it by PMM, and from the Company's ability to increase its bonding capacity through letters of credit from Aurora, would be protected. However, based upon the total amount advanced by the Company on PMM's behalf and upon PMM's default under the Note and its failure to repay all or a portion of the Advances, the overall costs incurred by the Company exceeded the anticipated economic benefits received as a result of services performed by PMM on the Company's behalf.
      The Company has received an opinion from Appleby Partners, Ltd. ("Appleby"), an independent investment banking firm, that valuation of PMC's Common Stock at $1,700,000 would be fair and reasonable to the Company and its shareholders. In the event
that  Proposal 2        is approved by the shareholders, PMH  has
agreed to fully compensate the Company with respect to the amount of the advances to PMC which will be extinguished upon consummation of the merger of PMM with and into the Company, and the amount of the Aurora Loans which the Company will be assuming in connection with the Merger, by transferring to the Company shares of PMC's common stock having a fair market value of
   $1,323,534. See "Proposal 2-- Fairness Opinion". The remaining shares of the Company which will have been acquired by PMH through the Merger will be issued directly to Mr. McLeod and Mr. Porter.

Compliance with Section 16(a) of The Securities
Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, the Company's officers, Directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.




                          PROPOSAL 2:
              APPROVAL OF PLAN OF MERGER AMONG THE
                   COMPANY, PMH, PMM AND PMC

      At  the  Annual  Meeting, shareholders  will  be  asked  to consider and take action upon a proposal, to adopt an Agreement of Merger (the "Merger Agreement") between and among the Company, PMH, PMM and PMC, pursuant to which PMH, PMM and PMC would merge with and into the Company (the "Merger"), all of the outstanding shares of capital stock of PMM and PMC would be canceled, all of the outstanding shares of capital stock of PMH would be converted into shares of the Company's $.0001 par value Common Stock having an aggregate fair market value of $376,466, and the shares of
Common Stock held by shareholders other than PMH would be unaffected. A copy of the Merger Agreement is set forth in Annex B to this Proxy Statement. Those shareholders who vote in favor of Proposal 2 will be precluded from asserting dissenters' rights. See "- Rights of Dissenting shareholders."

              THE MERGER AGREEMENT AND THE MERGER

Background of and Reasons for the Merger Agreement and the Merger

      The Company was formed in 1992 as a subsidiary of PMH. PMH currently holds 962,166 shares of Common Stock, representing approximately 48.82% of the outstanding Common Stock. One-half of the outstanding voting stock of PMH is owned by Bruce M. Porter with the remaining half being owned by Joseph R. McLeod.

      The purpose for the Merger Agreement and the Merger is to eliminate PMH as a separate legal entity, thereby enabling the present stockholders of PMH to hold their interests in Common Stock directly rather than indirectly through ownership of stock of PMH, a closely-held corporation. In addition, the Merger will cause the elimination of the various conflicts of interest incurred by the members of the Board with respect to their activities on behalf of the Company, PMH and its wholly-owned subsidiaries. Further, the amalgamation of PMM and PMC with the Company will, in the opinion of the Company 's Board , provide economies of scale and overhead reductions essential for the Company's achievement and maintenance of profitable operations, and strengthen the Company's financial condition, thereby enhancing its ability to obtain sufficient funding, either through loans or equity financings, to enable it to meet
its  future capital needs.           The Board is of the  opinion
that when viewed as a whole, i.e., that the Company will receive shares of PMC common stock valued at $1,323,534 in consideration of its assumption of the obligations of PMM and PMC, the benefits of the previously discussed economies of scale and overhead reductions, the Merger will be considered to be beneficial to the Company and in the shareholders' best interests.


      The Merger is not intended to serve as an anti-takeover measure. To the extent effectuation of the Merger may have the incidental effect of rendering more difficult or discouraging certain possible takeover proposals to acquire control of the Company, removal of management of the Company may be more difficult. Management of the Company has no present intention to adopt, or to propose to shareholders for adoption, any other measure that could be viewed as having an anti-takeover effect.

Vote Required for Approval

      PMH, PMM and PMC have advised the Company that their respective stockholders have approved the Merger Agreement.

      The  Merger Agreement was approved by the directors of  the
Company at a special meeting held on    March 20,     1996.

      The affirmative vote of the holders of at least a majority of the Company's outstanding shares of Common Stock is required for adoption of the Merger Agreement. PMH owns 962,166 shares of Common Stock or approximately 48.82% of the shares of Common Stock outstanding on the Record Date. PMH has informed the
Company that        it intends to cause such shares held by it to
be voted in favor of the Merger Agreement and the Merger.

         Because both members of the Company's Board of Directors have an interest in the outcome of the vote on this proposal, the Board is not making any recommendation to the shareholders with respect thereto. However, Mr. Porter and Mr. McLeod intend to cause PMH to vote its shares in favor of Proposal 2. Such voting is permitted under Delaware law. See "Anti-Takeover Effect of Delaware Law and Charter Provisions" under Proposal 3.

Terms of the Merger Agreement; Manner and Basis of Converting PMH
Shares

      If approved, the Merger shall become effective on the date the Certificate of Merger is filed by the Company with the Secretary of State of Delaware (the "Effective Date"). Pursuant to the Merger Agreement, the Company will be required to submit the Certificate of Merger for filing with the Secretary of State of Delaware on or before the fifth business day immediately following the date of the Annual Meeting. It is anticipated that the Effective Date will be on or about December , 1996.

     Pursuant to the Merger Agreement, on the Effective Date PMH, PMM and PMC will be merged into the Company; the Company will continue as the surviving corporation; PMI will become a wholly owned subsidiary of the Company; the Company's entitlement to receive payment with respect to the Advances will be extinguished; the Company will, by operation of law, succeed to and assume any and all assets, liabilities and obligations of
PMH, PMM and PMC       ; and the separate corporate existence  of
PMH, PMM and PMC will terminate. As a holding company, PMH's sole assets consist of its ownership interest in PMC, PMM, PMI and the Company. PMH does not have any material liabilities. The following financial information is as of September 30, 1996:
PMM's assets of $290,907 include office furniture, leasehold improvements and current assets. PMM has total liabilities of $1,879,286 including $805,935 due the Company as a result of the Advances and $517,599 as a result of the Aurora Loans. PMC's assets of $1,852,112 consists of cash, trade receivables, other current assets and property and equipment. PMC has total liabilities of $1,361,813 consisting principally of accounts payable related to construction activities. See "Certain Pro Forma Financial Information" and "Proposal 1 - Election of Directors - Certain Relationships and Related Transactions - Transactions with Aurora National Bank."

         The effect on a pro forma basis of the Merger will be to consolidate four entities resulting in a decrease in the equity of the Company's shareholders due to the elimination, through consolidation, of the $805,935 amount due from PMM. The accounting for this Merger will be done using the historical cost basis of the entities. With respect to the Company's books, the $805,935 receivable is more than satisfied with the contribution of the PMC stock, the value of which is not reflected in the consolidation of the entities due to the historical cost used. From a revenue standpoint, a consolidation will have the impact of increasing the contract income of the combined entities. Based on historical results for the year ended December 31, 1995, the companies' incurred net loss on a proforma basis would not change significantly.

     Pursuant to the Merger Agreement, the shares of Common Stock held by shareholders other than PMH would not be affected and would remain outstanding. On the Effective Date (a) all of the outstanding shares of the capital stock of PMM, PMC and PMH shall be canceled; (b) the Company will issue 481,083 shares of Common Stock to each of Messrs. Porter and McLeod in exchange for the 962,166 shares of Common Stock held by PMH (which shall be returned to the Company and canceled); and (c) the Company will issue a block of its Common Stock to each of Messrs. Porter and McLeod having a fair market value of $156,905.50 (each of such blocks of Common Stock is hereinafter referred to as a "PMH Block"). The PMH Blocks will account for the transfer of ownership to the Company, pursuant to the Merger, of all of the assets and business of PMM and PMH, subject to all of their respective liabilities, and the transfer of ownership to the Company of the approximately 18% portion of PMC's assets and business, subject to its liabilities, that the Company will not own at such time. The number of shares of Common Stock to be issued as a PMH Block shall be calculated by dividing $188,233 by the average of the mean between the bid and asked prices of the Common Stock for the most recent period of ten trading days preceding the Effective Date on which trading in the Common Stock shall have occurred. Based upon the $.85781 per share mean between the bid and asked prices of the Common Stock during the 10 trading day period ended September 30, 1996, each PMH Block would consist of 219,434 shares.

         PMC is a wholly owned subsidiary of PMH. The issued and outstanding shares of PMC common stock were valued at not less than $1,700,000 by PMC's Board of Directors, which was confirmed by Appleby. The debt and liabilities of PMM and PMC in the aggregate amount of $2,885,055 are those debts and liabilities stated in the Combined Pro Forma Balance Sheet for the nine month period ended September 30, 1996 included with this Proxy Statement. Approximately 82% of PMC's issued and outstanding shares of Common Stock (valued at $1,386,189) will be delivered by PMH to the Company at closing of the Merger, to compensate the Company for the cash advances to PMM and in consideration of the Company's assumption of the Aurora Loans. Because Mr. Porter and Mr. McLeod are the beneficial owners of the remaining 18% of PMC's common stock (which 18% is valued at $376,476), as PMH's sole shareholders, the shares of the Company's Common Stock issuable on consummation of the Merger in exchange for the remaining PMC shares will be issued directly to Mr. Porter and Mr. McLeod.

      The Merger Agreement also provides that any term, provision or condition thereof (other than the requirement for Stockholder approval) may be waived in writing by the party which is, or the party the shareholders of which are, entitled to the benefits thereto. The Merger Agreement also provides that, subject to the provisions of applicable law, it may be amended or supplemented at any time before or after approval of the Merger by shareholders of the Company, PMH, PMM and PMC by action taken by the boards of directors of such corporations (Messrs. Porter and McLeod are the sole members of the Board of Directors of each of the referenced companies). In addition, the Merger Agreement may be terminated at any time on or prior to the effective date of the Merger, whether before or after approval thereof by the shareholders of the Company, PMH, PMM and PMC, by mutual consent of the respective boards of directors of such corporations. See Section 11 of the Merger Agreement set forth in Annex B hereto.

      Repayment of Advances to PMM and Assumption of PMM's Aurora Loans Through the Merger. If the Merger is approved and consummated, the $805,935 owed by PMM to the Company as of September 30, 1996 (including interest) and the Aurora National Bank indebtedness of PMM in the amount of $511,312 (which will become the Company's obligation by operation of law upon consummation of the Merger) both will be paid by PMH transferring to the Company shares of PMC common stock valued at $1,323,534. The approval of Proposal 2 and the consummation of the Merger will not cause Messrs. Porter and McLeod to be relieved of their obligations as guarantors of the Aurora Loans. However, upon consummation of the Merger, the advances to PMM will be extinguished and, as a consequence thereof, Messrs. Porter and McLeod will be released from their obligations under the Note (see "Certain Relationships and Related Transactions Between the Company and Affiliates - Advances to PMC and PMM").

      Background for Recommending the Merger. During the first calendar quarter of 1995 (prior to PMM's default with respect to the March 1,1995 payment under the Note), Messrs. Porter and McLeod, in their capacities as directors of PMH, PMC, PMM and the Company, determined that it would be in the best interests of such corporations to consider the consolidation of the business operations of PMH and its wholly owned subsidiaries with and into the Company. In addition, Messrs. Porter and McLeod, in their capacities as directors of the Company, determined that, notwithstanding any benefit to be derived by PMH, PMC and PMM and their stockholders, the consolidation was in the best interest of the Company and its shareholders.

     The Board was of the view that maintaining the operations of PMH and its subsidiaries was unwieldy and created duplication of expenses. The directors believed that a consolidation would provide economies of scale and the overhead reductions essential for the Company's achievement and maintenance of profitable operations. The Board's belief was based upon the determination that consolidation would provide savings with respect to the following: (a) the annual audit expense would be incurred with respect to only one company instead of four; (b) only one income tax return would have to be prepared instead of two; (c) only one operating checking account would have to be maintained instead of four; (d) only one contractor license would have to be maintained instead of several; and (e) stationery for three of the four companies would be eliminated. The Board determined that the economies of scale provided by the consolidation would provide annual savings of approximately $20,000. In addition, the Board believed that the elimination of the advances to PMM which would result from the consolidation would enhance the Company's value due to its receipt of the shares of PMC common stock valued at $1,323,534. It is the Board's belief that this additional value will increase the Company's ability to obtain funding for future projects, thereby increasing its potential revenue sources. Finally, the board has determined that the current public company disclosures about the Company and its complicated relationships with PMH, PMC and PMM are confusing to its business customers, its public shareholders, its banks and other.

      The Board of Directors considered several alternatives to the proposed method of repayment of the advances to PMM and the assumption of the Aurora Loans by the Company acquiring PMH and PMC and PMM through the Merger. Specifically, the Board considered the following:

     (a) assumption of the payment obligations with respect to the Aurora Loans and the Note by Messrs. Porter and McLeod, other than in their capacities as guarantors;

     (b) filing for protection under the Federal Bankruptcy Laws with respect to one or all of the Company's affiliates;

     (c) allowing foreclosure by Aurora with respect to the Aurora Loans;

     (d) commencement of legal proceedings to collect the amounts due from California customers.

      The Board determined that, for the following reasons, none of the alternatives considered were viable: (a) the Board contacted Aurora regarding the feasibility of the assumption of the Aurora Loans by Messrs. Porter and McLeod and was advised by Aurora that the individuals did not possess sufficient assets to satisfy the outstanding obligations and, as such, it would not consent to the assumption; (b) after discussion with bankruptcy counsel, the Board determined that filing for bankruptcy protection would negatively impact the Company's ability to obtain financing for future projects and, as such, this course of action would not be appropriate; (c) the Board determined that permitting the Aurora Loans to go into foreclosure was not viable due to the fact that foreclosure would provide Aurora with control over shares of the Company's common stock held by PMH (the shares were pledged as security for the Aurora Loans), most probably resulting in the liquidation of the Company as a means of raising the funds necessary to repay the Aurora Loans which was deemed not to be in the best interests of the shareholders; and (d) the Company had previously made unsuccessful attempts to collect the monies owed by California customers, rendering the institution of legal proceedings impracticable.

      After consideration of the alternatives listed above, the directors of PMH and the Company determined to pursue the following consolidation plan:

     1.  In order to fully compensate the Company with respect to
(a) the amount of the Advances, which will be extinguished upon consummation of a merger of PMM with and into the Company, and
(b) the amount of the Aurora Loans which the Company will be assuming in connection with such merger, PMH will transfer to the Company shares of PMC's common stock having a fair market value of $1,323,534. (The fair market value of the PMC stock to be transferred by PMH was determined by PMC's Board of Directors. The fairness of the valuation, among other things, was confirmed by Appleby. See "- Fairness Opinion"). Upon consummation of such transaction, the Company will become the owner of approximately 82% of PMC's outstanding common stock.

      2. PMH, PMC and PMM will be merged with and into the Company. In connection therewith, Messrs. Porter and McLeod will receive additional shares of the Company's common stock equal in value to the approximately 18% of PMC which the Company will be acquiring as a result of the merger, i.e., $376,466 ($188,233 each) if the Merger were effective as of September 30, 1996. The shares of PMC common stock were valued at not less than $1,700,000. Approximately 82% of the shares (valued at $1,323,534) will be delivered by PMH to the Company to compensate the Company for the cash advances and for the Company's assumption of the Aurora Loans. Because Mr. Porter and Mr. McLeod are the beneficial owners of the remaining 18% of the PMC common stock, the shares of the Company's Common Stock issuable on consummation of the Merger in exchange for the remaining PMC shares will be distributed directly to Mr. Porter and Mr. McLeod. The actual number of shares to be issued to each of Messrs. Porter and McLeod will be determined pursuant to the formula set forth under "Approval of Plan of Merger Among the Company, PMH, PMM and PMC - Terms of the Merger Agreement; Manner and Basis of Converting PMH Shares". Assuming the Merger had been effective on September 30, 1996 and further assuming that the average mean bid and asked price for the Company's Common Stock during the ten-day period immediately preceding such effective date was $.85781, Messrs. Porter and McLeod would each receive 219,434 shares of the Company's Common Stock or 9.11% each of the Company's issued and outstanding shares of Common Stock after taking into account the issuance of shares attributable to the remaining interest of PMC.

      The stockholders of PMH (which is the sole stockholder of PMM and PMC) and the Boards of Directors of PMC, PMM, PMH and the Company, pursuant to their respective unanimous written consents, have authorized the foregoing transactions, subject to the passage of Proposal 2 by the Company's shareholders. However, approval of Proposal 2 by the Company's shareholders will not constitute a ratification by such shareholders of the cash advances to PMM, which were authorized by the Company's Board of Directors when the directors thereof were not "disinterested" under Delaware law.

Fairness Opinion

      The Company engaged Appleby to review, from a financial point of views the fairness to the Company's shareholders of (a) the terms of the consideration which the Company will receive for the extinguishment of PMM's indebtedness with respect to the Advances which will occur upon consummation of the merger of PMM with and into the Company, and for the Company's assumption of the Aurora Loans; and (b) the consideration to be issued to the stockholders of PMH, ie., Messrs. Porter and McLeod, in connection with such merger transactions. Appleby is a private firm which specializes in the investment banking requirements of small to mid sized companies Appleby was founded in 1994 by the former principal of Asset Growth Partners, Inc., a private investment banking firm which was founded in 1983. Appleby's principals have regularly provided investment banking services such as those performed for the Board of Directors of the Company for more than 12 years. Appleby had no prior relationship with PMH, PMC, PMM or the Company or members of any of their respective Board of Directors. The Company paid Appleby a fee of $35,000 (plus reimbursement of its out-of-pocket expenses) for its services. The Company had initially retained Coleman & Company ("Coleman"), a New York investment banking firm, to evaluate the fairness of the proposed transactions. However, the individual investment banker responsible for the Company's account left Coleman, and as a result the Company terminated its relationship with Coleman and retained Appleby instead.

      Messrs. Porter and McLeod, in their capacities as the sole directors of PMH and the Company met with representatives of Appleby for the purposes of discussing the terms of the merger transaction and the consideration which PMH intends to pay to the Company in satisfaction of the amount due to it for the Advances and in consideration of its assumption of the Aurora Loans. As a result of such discussions, as well as independent investigations conducted by Appleby, Appleby issued its opinion (see Annex A hereto) to the effect that (a) the delivery by PMH of shares of PMC's common stock having an aggregate value of $1,323,534 in consideration for the extinguishment of the Advances and assumption of the Aurora Loans would be fair to the Company and its shareholders; and (b) delivery by the Company to Messrs. Porter and McLeod of shares of its Common Stock having an aggregate value of $376,466 in connection with the consummation of the merger of PMH, PMM and PMC with and into the Company also would be fair to the Company and its shareholders.

     In April 1996, Appleby reviewed financial and operating data of the Company, PMC and their affiliates which was provided to it by the Company as well as information contained in documents filed with regulatory authorities or otherwise available from published sources and other information it deemed relevant. In addition, Appleby discussed with management and certain of management's professional advisors, including the Company's auditors, issues of relevance to determining the value of the businesses involved in the transaction. Throughout its investigation, Appleby relied on information furnished to it, or otherwise made available, by the Company. Appleby did not independently verify the actual amounts of the accounts receivable being extinguished nor the amounts of the obligations being assumed, such amounts having been provided to it by the Company and its accountants. The Board of Directors placed no limitations on the scope of Appleby's investigation.

     In particular, Appleby:

      1. reviewed a draft of the Company's Preliminary Proxy Statement dated May 6, 1996.
      2. reviewed various Securities and Exchange Commission filings for the Company including its Form 10-KSB for the years ended December 31, 1994 and 1995, as well as its form 10-QSB for the period ended September 30, 1995.

      3. reviewed unaudited and audited financial statements for PMC and PMM including projections for 1996 and other financial information relating to performance in 1994 and 1995, as they related to prospective performance in 1996, and analyses of backlogs and margins, including, in particular, with respect to PMC (a) balance sheets as of December 31, 1995 and February 29, 1996 and (b) statements of operations for the periods ending December 31, 1995 and February 29, 1996.

     4. discussed with the Company's management past and present business, future prospects, general aspects of the Company's financial condition and current competitive issues including the current economic climate as it related to the segment of the construction business in which the Company operates.

      Appleby's review was based upon its understanding that the transactions contemplated by the Merger included the transfer of a block of shares of PMC in consideration for (a) the extinguishment of accounts receivable obligations in the amount of $805,935 ($770,123 advance plus accrued interest of $35,812 through September 30, 1996) owed to the Company by PMM, and (b) the assumption by the Company of obligations in the amount of $517,599 owed to Aurora by PMM and PMC. It was also Appleby's understanding that the transfer would be effected in conjunction with the Merger pursuant to which (a) PMH and its wholly owned subsidiaries PMM and PMC would each be merged with and into the Company and (b) all of the outstanding shares of common stock of PMH would be converted into shares of the Company's Common Stock.

      The analyses performed by Appleby in preparing its fairness opinion included assessing the financial value of the stock of PMC and, in particular, determining whether the block of stock to be transferred had a value of not less than $1,323,534. In determining the value of the shares of PMC and hence the value of the particular block of stock to be transferred, Appleby determined that it would be inappropriate to rely solely upon the stated book value of such shares as expressed in accordance with generally accepted accounting principles. This was due to Appleby's view that in order to accurately value a company and to determine such company's franchise value as a whole, it is necessary to take into consideration the future earnings capacity of the business and the nature and history of the enterprise (whether the company is at an early stage in its development or is relatively mature). In addition, in rendering its determination, Appleby followed a conservative approach and valued the obligations of PMC and PMM at their face amount. Appleby assumed that the guarantees of Messrs. Porter and McLeod with respect to the Note and the Aurora Loans would not be released and that such obligations would not be satisfied for a lesser amount as a result of a compromise between the parties or the settlement of litigation concerning such obligations.

      The valuation approach followed by Appleby attempts to arrive at the present value of an enterprise by calculating the periodic future cash flows generated by the business over a particular horizon, normally five years, and then calculating a residual value for the business, normally a multiple of the final year's cash flow and to determine the present value of such cash flow based upon an appropriate discount rate. In performing its valuation analysis of PMC, Appleby projected cash flow for the five year period commencing with fiscal 1995, then determined the present value of such cash flow at a discount rate of 20% (due to PMC's limited capitalized fixed assets, capital expenditures were not factored into the analysis). Appleby determined that, in order to achieve a $1,700,000 valuation for the PMC stock, PMC cash flow would have to grow at a rate of 15% per annum commencing with the 1995 base year. Appleby determined that a 15% growth rate was achievable and in all probability would be exceeded. This was due to its conclusion that PMC's cash flow would grow at a greater rate than it did during 1995 due to: (i) Mr. McLeod's return to active participation in PMC's day to day business operations (during 1995 Mr. McLeod spent most of his time managing the Company and facilitating the nationalization of the Company's business operations). Appleby was of the view that Mr. McLeod's return to active participation in PMC's business operations in fiscal 1996 and his anticipated contribution to PMC's management and sales would positively impact PMC's performance on an ongoing basis); (ii) the benefits of operational improvements completed during fiscal 1995 were projected to positively impact PMC's earnings commencing with fiscal 1996; and (iii) the positive impact on contract profit margins as a result of the implementation of sophisticated bid management software would not be realized until fiscal 1996.
      In addition to the foregoing, Appleby considered the following factors in performing its analysis: (a) the pricing of the current bank debt and the apparent ability of PMC to fund working capital demands reasonably through additional bank facilities; (b) the price-to-earning ratio of certain public construction companies; (c) reported price ranges for the equity securities of the Company relative to the respective financial performance of the Company and PMC; (d) the imputed franchise value of PMC based upon its increasing niche business with repeat customers particularly in the restaurant industry where past performance does not accurately capture the potential for an increasing proportion of high margin repetitive business; and (e) the general business climate recently and future business prospects within Colorado for the construction industry in particular.

      Further, Appleby advised the Company that it took into consideration other factors which it believed would have a bearing on the future performance of PMC, including securing the future involvement of Messrs. Porter and McLeod on a favorable basis to the Company together with the costs associated with their overall compensation. In addition, Appleby advised the Company that its determination of the value of the stock was not the result of a mechanical calculation but involved numerous assumptions with respect both to PMC's future performance as well as the industry's performance and general business and economic conditions particular to PMC's principal area of business, factors which are beyond PMC's control. As such, its estimate of the value of PMC's stock did not purport to be an appraisal or the price at which such stock would sell at a particular time.

      In rendering its opinion, Appleby did not take into consideration the action brought by the Trustee in Bankruptcy (See "Certain Relationships and Related Transactions - Transactions with Aurora National Bank") due to the fact that its opinion was issued prior to the time that the action was instituted. However, it is the Board's belief, based in discussions with counsel, that the action brought by the Trustee is without merit and is time barred and, as such, would have little or no impact on Appleby's opinion. (See "Certain Relationships and Related Transactions - Transactions with Aurora National Banks").

      Based upon its discussions with Appleby and the conclusions set forth in Appleby's opinion, the Company's Board of Directors determined that it would be in the Company's best interests to go forward with the Merger and to accept the shares of PMC's common stock to be delivered by PMH.

      Consequently, the Board of Directors determined to request that the Company's shareholders vote to approve the Merger, which would thereby result in the Company's acceptance of the PMC
common   stock  to  be  delivered  by  PMH  to  the  Company   in
extinguishment of the cash advances and the assumption of the Aurora Loans.

Federal Income Tax Consequences of the Merger

      The following is only a general description of certain of the Federal income tax consequences of the Merger to holders of shares of Common Stock without reference to the particular facts and circumstances of any particular Stockholder or to any state, local or foreign tax laws that may be applicable in a particular case. IN VIEW OF THE INDIVIDUAL NATURE OF EACH SHAREHOLDER'S TAX SITUATION, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

     Tax Consequences to Holders of PMH, PMM and PMC Stock

     The holders of PMH, PMM and PMC stock will recognize no gain or loss as a result of the Merger. The foregoing does not apply, however, with respect to any cash received in lieu of a fractional share of Common Stock.

     Tax Consequences to Holders of Common Stock

      Except with respect to dissenters, the holders of Common Stock will not recognize gain or loss as a result of the Merger. A holder of Common Stock who receives cash in exchange for his shares of Common Stock pursuant to an exercise of dissenters' rights (see "Rights of Dissenting shareholders" below) generally will recognize gain or loss in an amount equal to the difference between the cash received by him and his adjusted basis in the Common Stock surrendered therefore Assuming such Common Stock was held as a capital asset, such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if such holder's holding period exceeds one year as of the effective date of the Merger. Under certain circumstances, however, the amount of cash received by such a dissenting holder will be treated as a dividend (taxable as ordinary income) if the holder is deemed to own the Common Stock that is ow)ed or deemed to be owned by certain related parties or that is subject to being acquired by such holder or a related party by the exercise of an option. Each holder of Common Stock who may consider dissenting from the Merger is urged to consult his own tax advisor with respect to the tax consequences to him of the exercise of dissenters' rights, including the application of the constructive ownership rules of the Internal Revenue Code to his particular circumstances.

     Tax Consequences to the Company, PMH, PMM and PMC

      No gain or loss will be recognized by the Company, PMH, PMM or PMC as a result of the Merger.

Rights of Dissenting Shareholders

      Pursuant to Section 262 of the Delaware General Corporation Law, the holder of record of any shares of Common Stock who does not vote such holder's shares in favor of adoption and approval of the Merger Agreement may assert dissenters' rights and elect to have the "fair value" of such holder's shares of Common Stock determined and paid in cash to such holder, provided that such holder complies with the requirements of Section 262 of the
Delaware General Corporation Law, summarized below. All references to and summaries of the rights of the dissenting shareholders are qualified in their entirety by reference to the text of Section 262 of the Delaware General Corporation Law which is attached to this Proxy Statement as Annex C.
     Any Stockholder entitled to vote on the Merger Agreement who desires that the Company purchase shares of Common Stock held by such Stockholder as Dissenting Shares, must not vote in favor of adoption and approval of the Merger Agreement. Shares voted in favor of adoption and approval of the Merger Agreement will be disqualified as Dissenting Shares.

     Shareholders whose shares are not voted in favor of adoption and approval of the Merger Agreement and who, in all other respects, follow the procedures specified in Section 262 will be entitled to have their Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court. The procedures set forth in Section 262 must be strictly complied with. Failure to follow any of such procedures will result in a termination or waiver of appraisal rights under Section 262.

      Under Section 262, a holder of Common Stock electing to exercise appraisal rights must:

            (1) Deliver to the Company, before the taking of the vote on the Merger Agreement a written demand for appraisal of such holder's Common Stock which reasonably informs the Company of the identity of the Stockholder of record and that such record Stockholder intends thereby to demand appraisal of such holder's shares. Such written demand is in addition to and separate from any proxy or vote with respect to the Merger Agreement. Neither a vote against or abstention from voting with respect to the Merger Agreement nor a proxy directing such vote will satisfy the requirement that a written demand for appraisal be delivered to the Company before the vote on the Merger Agreement or in person or by mail to the Secretary, prior to the Annual Meeting, at the address set forth on the cover page of this Proxy Statement.

          (2) Not vote in favor of, or consent in writing to, the Merger Agreement. A failure to vote against the Merger Agreement will not constitute a waiver of appraisal rights. However, a Stockholder who signs and returns a proxy without expressly directing (by checking the applicable boxes on the reverse side of the proxy card enclosed herewith) that such stockholder's shares be voted against the Merger Agreement or that an abstention be registered with respect to such shares in connection with such Merger Agreement will effectively have thereby waived his or her appraisal rights as to those shares because, in the absence of express contrary instructions, such shares will be voted in favor of the Merger Agreement. Accordingly, a Stockholder who desires to perfect appraisal rights with respect to any shares must, as one of the procedural steps involved in such perfection, either (i) refrain from voting in favor of Proposal 3 either in person or by checking the box marked "For" next to such proposal on the reverse side of such card and then returning the card, or (ii) check either the "Against" or the "Abstain" boxes next to such proposal on the reverse side of such card; or
          (iii)  vote in person against the Merger Agreement;  or
          (iv) register in person an abstention with respect thereto.

      The written demand for appraisal must be made by or for the holder of record of shares of Common Stock. Accordingly, such demand must be executed by or for such Stockholder of record, fully and correctly, as such Shareholder's name appears on the stock certificates representing the shares. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity, and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a Stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s). A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

      Within 10 days after the Effective Date, the Company is required to, and will, notify each Stockholder who has satisfied the foregoing conditions of the date on which the Effective Date occurred and that appraisal rights are available with respect to shares for which a demand has been submitted. Within 120 days after the Effective Date, the Company, or any such Stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Court demanding a determination of the value of the shares held by all shareholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all shareholders who had previously demanded appraisal of their shares. shareholders of the Company seeking to exercise appraisal rights should not assume that the Company will file a petition with respect to the appraisal of the value of their shares or that the Company will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, such shareholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in
Section 262.

      Within 120 days after the date of the Effective Date, any Stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.
      If  a  petition for an appraisal is timely  filed,  at  the hearing on such petition the Court will determine the shareholders of the Company entitled to appraisal rights. After determining the shareholders entitled to an appraisal, the Court will appraise the value of the shares of the Common Stock owned by such shareholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct payment by the Company of the fair value of such shares together with a fair rate of interest, if any, on such fair value to shareholders entitled thereto upon surrender to the Company of stock certificates. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a Stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

      Although the Company believes that the consideration to be received upon consummation of the Merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration received in connection with the Merger ("Merger Consideration"). Moreover, the Company does not presently anticipate offering more than the Merger Consideration to any Stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of Common Stock is less than the Merger Consideration. In determining the "fair value" of shares of Common Stock, the Court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid for shares of Common Stock, including, without limitation, the market value of shares and the asset values and earning capacity of the Company.

      Any holder of shares of Common Stock who has demanded an appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote such holder's shares for any purpose nor be entitled to the payment of dividends or other distributions on such shares (other than those payable to shareholders of record as of a date prior to the Effective Date).

     If (i) no petition for an appraisal is filed within 120 days after the Effective Date or (ii) a holder of shares delivers to the Company a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Date or with the written approval of the Company thereafter (which the Company reserves the right to give or to withhold, in its sole discretion), then the right of such Stockholder to an appraisal will cease and such Stockholder will be entitled to receive the Merger Consideration, without interest. No appraisal proceeding in the Court will be dismissed as to any Stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

Summary of Certain Interests

      The following tabulations set forth certain information based on the number of PMH shares outstanding as of September 30 , 1996 respecting the ownership of PMH and the Company, and such ownership as adjusted to reflect consummation of the Merger (assuming that no holders of shares of common stock exercise appraisal rights). See "Terms of the Merger Agreement: Manner and Basis of Converting PMH Shares" above within this section.

                                    Ownership of Common Stock (1)
                   Ownership of   Current Indirect  As Adjusted
                       PMH           Ownership    (Total Following
                   Common Stock   Through PMH (2)    (Merger) (3)
                           %of              %of             %of
 Name              SharesClass      Shares Class    Shares Class

 Bruce M. Porter   30,000  50%    481,083    24.1 700,517   29.01

 Joseph R. McLeod  30,000  50%    481,083    24.1 700,517   29.01

(1) For certain additional information concerning the current ownership of Common Stock. See "Security Ownership of Certain
Beneficial Owners."

(2) Based upon 1,970,666 shares of Common Stock outstanding on the date of this Proxy Statement.

(3) Assuming that 219,434 shares of Common Stock are issued to each of Messrs. Porter and McLeod with respect to the PMH Blocks and that 2,409,534 shares of Common Stock will be outstanding (inclusive of PMH Block shares) immediately after the Effective Date.

Resales of Affiliates

      The shares of Common Stock presently held by PMH, and the shares of Common Stock to be acquired by Bruce M. Porter and Joseph R. McLeod have not been, and will not be, registered under the Securities Act of 1933 (the "Act"). Accordingly, such shares may not be sold unless they are registered under the Act or are sold pursuant to an exemption therefrom or otherwise in compliance with the provisions thereof, including sales pursuant to Rule 144 under the Act. Neither Bruce M. Porter nor Joseph R. McLeod has made any determination as to the amount or timing of any sales of shares of Common Stock following the Merger. In the event either of Messrs. Porter and McLeod sells all or a substantial portion of the shares of Common Stock which he owns, such a sale could cause a decrease in the market price of the Company's Common Stock.

Expenses

     All costs and expenses incurred by the Company in connection with the Merger and the transactions contemplated thereby will be paid by the Company.

      UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                              AND
           UNAUDITED PRO FORMA COMBINED BALANCE SHEET

      The following unaudited pro forma combined balance sheet as
of  December  31, 1995    and        September 30,      1996  and
unaudited pro forma combined statement of operations for the year ended December 31, 1995 and the quarter ended September 30, 1996, including the related pro forma adjustments described in the notes thereto, give effect to the merger of PMH, PMM and PMC with and into the Company. The transaction has been accounted for as a combination of companies under the purchase method. The financial statements are stated at historical cost since the purchase affects entities under common control. The unaudited pro forma statement of operations has been prepared as if the proposed transaction occurred on January 1, 1995. The unaudited pro forma balance sheet has been prepared as if the proposed transaction occurred on December 31, 1995. These pro forma statements are not necessarily indicative of the results of operations or the financial positions as they may be in the future or as they might have been had the transaction become effective on the above mentioned date.

      The pro forma combined statement of operations for the year
ended  December  31, 1995    and for the quarter ended  September
30,  1996     includes the results of operations of the  Company,
PMH, PMC and PMM.

     The unaudited pro forma combined statement of operations and the unaudited pro forma combined balance sheet should be read in conjunction with the separate historical financial statements and notes thereto of (a) the Company (included in the Annual Report on Form 10-KSB for the year ended December 31, 1995 which accompanies this proxy statement); and (b) PMC and PMM which are annexed hereto as Annexes D and E, respectively.

     Notes to Unaudited Pro Forma Combined Financial Statements

     The following adjustments are related to the proposed merger of PMH, PMM and PMC with and into the Company.

     1) To eliminate intercompany receivable and payable and to eliminate investment by PMH.

     2)   To eliminate advances from the Company and PMC to PMM.

       3) To eliminate intercompany revenue and expense charged by PMM to the Company and PMC.


                     Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1995

                     Porter
                     McLeod   Porter   Porter    Porter
                    National  McLeod   McLeod    McLeod
                     Retail  Holdings Management Colorado   Combining
                      Inc.     Inc.     Inc.      Inc.    Eliminations  Combined
Assets
 Current assets
 Cash              $354,050  $  500   $9,098    $296,893   $      0   $660,541
 Accounts receivable
  from employees          0       0   15,787           0          0     15,787
 Receivables from
  affiliates              0       0   54,620           0    (54,620)         0
 Accounts receivable,
  net               622,848       0        0   1,559,967          0  2,182,815
 Costs and Estimated
  earnings in excess
  of billings on un-
  completed
  contracts          96,625       0        0     118,556          0    215,181
 Prepaid expenses
  and other          66,232       0   25,667      10,481          0    102,380
   Total current
    assets        1,139,755     500  105,172   1,985,897    (54,620) 3,176,704

Property and equipment
 at cost
 Office furniture and
  equipment          21,278       0   94,288      46,589          0    162,155
 Construction equipment
  and vehicles            0       0        0      49,967          0     49,967
 Leasehold
  improvements       34,634       0   34,634      69,267          0    138,535
                     55,912       0  128,922     165,823          0    350,657
Less accumulated
 depreciation        21,655       0   34,985      79,662          0    136,302
  Total property and
   equipment         34,257       0   93,937      86,161          0    214,355

Other assets
 Investment in
  subsidiaries            0   3,000        0           0     (3,000)         0
 Receivable from
  affiliates        770,123       0        0     286,411 (1,056,534)         0
 Organization costs,
  net                     0       0        0           0          0          0
   Total other
    assets          770,123   3,000        0     286,411 (1,059,534)         0

Total assets      1,944,135   3,500  199,109   2,358,469 (1,114,154)  3,391,059

Liabilities
 Current liabilites
 Accounts payable  $451,138    $  0 $ 56,713  $1,635,505 $        0  $2,143,356
 Accrued expenses and
  payroll taxes           0       0  114,423      54,620    (54,620)    114,423
 Billings in excess
  of costs and
  estimated earnings
  on uncompleted
  contracts               0       0        0     185,025          0     185,025
 Notes payable -
  current portion         0       0  197,960           0          0     197,960
 Capital lease
  obligation-
  current portion         0       0    5,364           0          0       5,364
   Total current
    liabilities     451,138       0  374,460   1,875,150    (54,620)  2,646,128

Long-term obligations
 Notes payable-net
  of current
  portion                 0       0  418,106           0          0     418,106
 Capital lease
  obligation-net
  of current
  portion                 0       0   24,056           0          0      24,056
 Payable to
  affiliates              0       0 1,056,534          0 (1,056,534)          0
  Total long-term
   obligations            0       0 1,498,696          0 (1,056,534)    442,162
  Total liabilities  451,138      0 1,873,156  1,875,150 (1,111,154)  3,088,290

Stockholders' equity
 (deficit)
 Preferred stock          0       0         0          0          0           0
 Common stock           197   3,500     1,000      1,000     (3,000)      2,697
 Additional paid-in
  capital         3,931,116       0         0          0          0   3,931,116
 Retained earnings
  (deficit)      (2,374,199)      0 (1,675,047)  482,319          0  (3,566,927)
 Advisory services
  contract          (64,117)      0         0          0          0     (64,117)
  Total stock-
   holders' equity
   (deficit)      1,492,997   3,500 (1,674,047)  483,319     (3,000)    302,769

Total liabilities
 and stockholders'
 equity          $1,944,135  $3,500   $199,109$2,358,469 $(1,114,154)$3,391,059



                     Unaudited Pro Forma Combined Statement of Operations
                            For the Year Ended December 31, 1995



               Porter  Porter     Porter      Porter
               McLeod  McLeod     McLeod      McLeod
              National Holdings  Management  Colorado   Combining
                Inc.     Inc.       Inc.       Inc.    Eliminations  Combined

Contract
 income    $5,167,422 $      0  $       0  $9,716,440  $         0 $14,883,862
Management
 services           0        0    847,593           0     (847,593)          0
            5,167,422        0    847,593   9,716,440     (847,593) 14,883,862
Contract
 costs      4,576,593        0          0   8,703,468            0  13,280,061
  Gross
   profit     590,829        0    847,593   1,012,972     (847,593)  1,603,801

General and
 administrative
 expense    1,124,048        0    834,132     871,812     (847,593)  1,982,399
Interest expense
 (income)     (54,531)       0    132,301       1,791            0      79,561
Impairment of
 marketing
 agreement  1,109,766        0          0           0            0   1,109,766
Loss on sale
 of investment
 securities    41,743        0         0            0            0      41,743
Other expenses      0        0    25,628        1,046            0      26,674
            2,221,026        0   992,061      874,649     (847,593)  3,240,143

Net income (loss)
 before income
 taxes     (1,630,197)       0  (144,468)     138,323            0  (1,636,342)

Income taxes
 benefit
 (expense)          0        0    54,620      (54,620)           0           0

Net income
 (loss)   $(1,630,197)  $    0 $(199,088)   $  83,703     $      0 $(1,636,342)


                          Unaudited Pro Forma Combined Balance Sheet
                                    September 30, 1996

                   Porter    Porter    Porter     Porter
                   McLeod    McLeod    McLeod     McLeod
                  National  Holdings Management  Colorado  Combining
                    Inc.       Inc.      Inc.      Inc.   Eliminations  Combined

Assets
 Current assets
 Cash            $  136,715  $    500  $     0  $ 130,267  $      0 $   267,482
 Accounts receivable
  from employees          0         0    7,464          0         0       7,464
 Accounts receivable,
  net               680,771         0        0    921,816         0   1,602,587
 Costs and estimated
  earnings in excess
  of billings on un-
  completed
  contracts          21,509         0        0    407,152         0     428,661
 Prepaid expenses
  and other         132,153         0  195,852      8,247         0     336,252
  Total current
   assets           971,148       500  203,316  1,467,482         0   2,642,446

Property and equipment
 at cost
 Building           600,000         0        0          0         0     600,000
 Office furniture
  and equipment      21,278         0  103,440     46,589         0     171,307
 Construction equipment
  and vehicles            0         0        0     50,663         0      50,663
 Leasehold
  improvements       34,634         0   34,634     69,268         0     138,536
                    655,912         0  138,074    166,520         0     960,506
 Less accumulated
  depreciation       29,459         0   51,293     99,580         0     180,332
   Total property
    and equipment   626,453         0   86,781     66,940         0     780,174

Other assets
 Investment in
  subsidiaries            0     3,000        0           0    (3,000)         0
 Receivable from
  affiliates        605,935         0      810     317,690 (1,124,435)        0
 Organization costs,
  net                 2,704         0        0           0          0     2,704
  Total other
   assets           808,639     3,000      810     317,690 (1,127,435)    2,704

Total assets     $2,406,240   $ 3,500 $290,907  $1,852,112$(1,127,435)$3,425,324

Liabilities
 Current liabilities
 Accounts payable $ 600,262   $     0 $ 94,758  $1,260,705$         0 $1,955,725
 Accrued expenses and
  payroll taxes       5,683         0  124,314      40,663          0    170,660
 Billings in excess
  of costs and
  estimated earnings
  on uncompleted
  contracts          33,661         0        0      59,635          0     93,296
 Notes payable-current
  portion            18,649         0  212,163           0          0    230,812
 Capital lease
  obligation-current
  portion                 0         0    5,365           0          0      5,365
   Total current
    liabilities     658,255         0  436,600   1,361,003          0  2,455,858

Long-term liabilities
 Notes payable-net
  of current
  portion           579,903         0  299,149           0           0   879,052
 Capital lease
  obligation-net of
  current portion         0         0   19,912           0           0    19,912
 Payable to
  affiliates              0         0 1,123,625        810  (1,124,435)        0
  Total long-term
   obligations      579,903         0 1,442,686        810  (1,124,435)  898,964

Total liabilities 1,238,158         0 1,879,286  1,361,813  (1,124,435)3,354,822

Stockholders' equity
 Preferred stock          0         0         0          0           0         0
 Common stock           197     3,500     1,000      1,000      (5,330)      367
 Additional paid-in
  capital         3,931,115         0         0          0       2,330 3,933,445
 Retained earnings
  (deficit)      (2,763,230)        0 (1,589,379)  489,299          0(3,863,310)
  Total stockholders'
   equity         1,168,082     3,500 (1,588,379)  490,299     (3,000)   70,502

Total liabilities
 and stockholders'
 equity          $2,406,240    $3,500 $  290,907$1,852,112$(1,127,435)$3,425,324

                    Unaudited Pro Forma Combined Statement of Operations
                       For the Nine Months Ended September 30, 1996


               Porter     Porter     Porter     Porter
               McLeod     McLeod     McLeod     McLeod
              National   Holdings  Management  Colorado   Combining
                Inc.       Inc.       Inc.       Inc.    Eliminations   Combined

Contract
 income       $2,812,449  $    0    $     0   $5,962,587  $      0    $8,775,036
Management
 services              0       0    978,978            0   978,978             0
               2,812,449       0    978,978    5,962,587   978,978     8,775,036
Contract
 costs         2,484,703       0          0    5,268,256         0     7,752,959
 Gross
  profit         327,746       0    978,978      694,331   978,978     1,022,077

General and
 administrative
 expense         757,106       0    815,021      703,921  (978,978)    1,297,070
Interest expense
 (income)        (41,527)      0     90,862       (1,052)        0        47,765
Other expenses         0       0          0            0         0             0
                 715,579       0    905,883      702,351  (978,978)    1,344,835
Net income (loss)
 before income
 taxes          (387,833)      0     73,095       (8,020)        0     (322,758)

Income taxes
 benefit
 (expense)         1,198       0          0      (15,000)        0      (13,802)

Net income
 (loss)        $(389,031)  $   0   $ 73,095   $    6,980   $     0  $  (308,956)


          CERTAIN INFORMATION CONCERNING THE COMPANY,
                        PMM, PMC AND PMH

      The Company provides general construction, construction management, design/turnkey and multiple retail store improvement and interior construction services primarily for national retail firms. The following sections of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 are hereby incorporated herein by this reference: Item 1 Business; Item 2 Properties; Item 3 Legal Proceedings; Item 5 Market for Common Equity and Related Stockholder Matters; Item 6 Management's Discussion and Analysis of Financial Condition and Results o/
Operations; Item 7 Financial Statements; and Item 8 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      PMH, PMM and PMC are Colorado corporations whose principal offices are located at 5895 East Evans Avenue, Denver, Colorado
80222. The audited financial statements of PMH, PMM and PMC for the year ended December 31, 1995 are attached as Annex D.

                     PROPOSAL NO.    3:
    INCREASE OF NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Company is authorized to issue 3,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock"). Under the Company's Certificate of Incorporation, the Board of Directors is authorized to issue the Preferred Stock, without further action of the stockholders, in classes or series possessing such designations, powers, preferences and relative, participating, optional or other special rights within each class or series, and further possessing such qualifications, limitations and restrictions as the Board may determine, subject to any limitations imposed thereon by the Certificate of Incorporation and the Delaware General Corporation Law.

      As of the Record Date 1,970,666 shares of Common Stock are issued and outstanding, no shares of Preferred Stock
are  issued or outstanding, and        150,000 shares  of  Common
Stock  have  been reserved for issuance under the Company's  1993
Stock  Option Plan       .  Accordingly,        the  Company  may
not issue more than an additional 879,334 shares of Common Stock and 100,000 shares of Preferred Stock, until such time as the shareholders authorize an amendment to the Company's certificate of incorporation to increase the aggregate number of shares of Common Stock and Preferred Stock which the Company may issue.

     In order to give the Company's management the flexibility to engage in a variety of transactions which can be accomplished through the issuance of Common Stock and Preferred Stock, as opposed to the payment of cash, e.g. the engagement of the services of investment bankers and other service providers, as well as the declaration of stock dividends and the acquisition of business entities, the Company must have a pool of authorized but unissued shares of capital stock to drawn upon.

      The  Company's management is actively           seeking
one or more private contracting companies whose business operations and management structures are compatible with those of the Company, and whose owners might be interested in engaging in transactions by which their businesses and/or the capital stock or assets of their companies would be acquired by the Company wholly or partially in consideration for the issuance of shares of the Company's capital stock. As of the date of mailing of
this  Proxy Statement, the Company            has entered into  a
letter of intent to acquire all the outstanding common stock of a private construction and remodeling company. Subject to the
Company's completing its due diligence review of the private company's operations, financial condition and personnel, and to the results of such review confirming to the Company the private company's initial representations as to such matters, the Company intends to prepare a definitive agreement for such acquisition for approximately $2.5 million cash and 100,000 shares of Common Stock. No officer, director, shareholder or employee of the
Company, and neither PMH, PMM or PMC, nor PMI or any of its subsidiaries, will be issued (directly or indirectly) any of the 100,000 shares of Common Stock in the acquisition transaction.

      As of the date of this Proxy Statement, the Company cannot predict the results of the due diligence review, or, assuming the results are positive and a definitive agreement is signed, whether such definitive agreement would be consummated.

     As a result of the foregoing, management has determined that it would be in the Company's best interest to be in a position to issue more shares of capital stock than it is presently authorized to issue. Other than the one potential acquisition discussed above, and the shares of Common Stock to be issued to Mr. McLeod upon the exercise of the Incentive Stock Option which will be issued to him if Proposal 4 is approved by the shareholders, the Company does not have any specific plans for the use of the additional authorized shares of Common Stock or
Preferred  Stock.       Unless  accomplished  during  an   annual
meeting of shareholders, the process of obtaining the consent of the shareholders to increase the Company's authorized share capital would obligate the Company to engage in the time consuming and expensive process of holding a special meeting of shareholders for that sole purpose.

     In order to provide for the longer term stock issuance needs of the Company at a time when the Company's management believes that prudence favors the appropriateness of doing so, and without incurring any additional costs in connection therewith, the Board of Directors is recommending that the stockholders vote in favor of passage of the following resolution:

     "RESOLVED, that the Corporation's certificate of incorporation, as heretofore amended, shall be further amended to increase the aggregate number of shares which the Corporation is authorized to issue, without changing the powers imposed by the Certificate of Incorporation upon the Board of Directors with respect to the issuance thereof, from 3,100,000 shares, of which 3,000,000 shares may be common stock having a par value of $.0001 each (the "Common Stock") and 100,000 shares may be preferred stock having a par value of $.0001 each (the "Preferred Stock"), to 11,000,000 shares, of which 9,000,000 shares shall be Common Stock, and 2,000,000 shares shall be Preferred Stock."

Anti-Takeover Effect of Delaware Law and Charter Provisions

      The ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 662/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Because PMH and Messrs. Porter and McLeod became "interested stockholders" more than three years ago, the transactions contemplated by Proposal
2         is  not subject to the limitations imposed  by  Section
203.

      A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. The Company does not presently intend to seek such exclusion from Section 203.

Vote Required for Approval

      The  affirmative vote of the holders of at least a majority
of  all outstanding shares of Common Stock        is required for
the approval of this proposal.

  The Board of Directors recommends a vote FOR such proposal.

                          PROPOSAL 4:
     TO APPROVE THE COMPANY'S INCENTIVE STOCK OPTION PLAN,
      INCREASE THE NUMBER OF OPTIONS ISSUABLE THEREUNDER,
                                           AND    IN   CONNECTION
THEREWITH ISSUE A PERFORMANCE OPTION TO THE
               COMPANY'S CHIEF EXECUTIVE OFFICER

      The Board of Directors has approved and recommends that the shareholders approve the
Company's 1993 Incentive Stock Option Plan. In February 1993, the Board of Directors adopted an Incentive Stock Option Plan (the "Plan"). Under the Plan, the Company reserved an aggregate of 150,000 shares of Common Stock for issuance pursuant to the exercise of options (the number of shares issuable under the Plan is proposed to be increased to 750,000, see below). Options may be granted to key employees of the Company, including directors who are also employees of the Company, and to outside directors. The Plan is administered by a committee that comprises disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options, and the term of each option (not to exceed ten years). If approved at the Annual Meeting, the Plan term will expire in December 2006.

      If the Plan is approved by the shareholders at the Annual Meeting, the Company may grant incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Incentive stock options must be granted at an exercise price equal to or greater than the fair market value of the Common Stock on the date of the grant, however, incentive stock options granted to holders of more than 10% of the Common Stock must be have an exercise price equal to at least 110% of the fair market value of the Common Stock on the date of grant, and options granted to such shareholders must have a terms not exceeding five years. The Plan also permits issuance of nonqualified options to persons not employed by the Company; the exercise price of such nonqualified options is not required to be equal to fair market value on grant date, nor is the term of such options limited except by the term of the Plan.

     The Plan provides that the total number of shares covered by such plan, the number of shares covered by each option, and the exercise price per share may be proportionally adjusted by the Board of Directors or the Committee in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company.

      Upon a change in control of the Company, the Committee may take any actions it deems appropriate with regard to stock options outstanding under the Plan. Such actions may include accelerating exercisability of options and requiring the optionee to surrender options held for certain consideration described in the Plan. In the event of a recapitalization or reorganization in which the Company is not the surviving corporation, the Committee may adjust the number, type, or price of options to reflect the restructuring event.

      No options have been granted under the Plan as of the date of this Proxy Statement.

      The Board of Directors of the Company has adopted and recommends that the shareholders approve adoption of the Plan, and in addition, the Board has adopted and recommends that the shareholders approve an amendment to the Plan to increase the number of shares of Common Stock issuable on exercise of options, from the current 150,000 shares up to 750,000 shares. Such increase will permit the Plan to issue options to qualified employees and others, from time to time, to motivate such persons to remain with the Company and exert maximum efforts on its behalf.

      If the Plan amendment is approved by the shareholders, an Incentive Stock Option (the "Option") will be granted to Mr. McLeod, the Company's Chief Executive Officer, to purchase up to an aggregate of 450,000 shares of Common Stock. The principal purpose of the Option is to advance the interests of the Company by providing Mr. McLeod with long-term performance awards so as to retain his services and to make his compensation competitive with other opportunities, and to cause him to strive to achieve the Company's financial and other business objectives.

     The Option will grant to Mr. McLeod the right to purchase up to an aggregate of 450,000 shares of Common Stock at a purchase price per share equal to 110% of the average of the mean between the bid and asked prices of the Common Stock during the ten trading days immediately preceding the date of the grant (which will be the date of approval of Proposal 4 by the shareholders), subject to vesting during the fiscal years ending December 31, 1996, 1997, 1998 and 1999 as follows:

      (a) On December 31, 1996, the right to purchase 112,500 shares of Common Stock will vest in favor of Mr. McLeod provided (i) the Company's net income per share after tax earnings for the fiscal year ending December 31, 1996 is at least $1.00; (ii) the Merger which is the subject of Proposal 2 is consummated; (iii) the Company shall have acquired all of the issued and outstanding shares of capital stock of or substantially all of the assets of an acquisition candidate, as approved by the Company's Board of Directors; and (iv) the Company's Common Stock remains listed for trading on the NASDAQ
Small Cap      Market.

      (b) On December 31, 1997, the right to purchase 112,500 shares of Common Stock will vest in favor of Mr. McLeod provided the Company's net income per share after tax earnings for the fiscal year ending December 31, 1997 is a minimum of $0.13.

      (c) On December 31, 1998, the right to purchase 112,500 shares of Common Stock will vest in favor of Mr. McLeod provided the Company's net income per share after tax earnings for the fiscal year ending December 31, 1998 is a minimum of $0.20.

      (d) On December 31, 1999 the right to purchase 112,500 shares of Common Stock will vest in favor of Mr. McLeod provided the Company's net income per share after tax earnings for the fiscal year ending December 31, 1996 is a minimum of $0.29.

      In each instance, net income per share after tax shall be determined by generally accepted accounting principles and shall be based on the audited financial statements of the Company.

      In the event the right to purchase shares of Common Stock does not vest with respect to a portion of the shares due to failure to achieve the vesting criteria with respect to a fiscal year, the right to purchase such shares will terminate and will not carry over to subsequent years.

      The Option may be exercised with respect to vested shares during the period commencing with first anniversary of the date of vesting and ending on the sooner date of termination of the term of the Plan in 2006 or the date immediately preceding the eighth anniversary of the grant date (the "Exercise Period"). In the event and to the extent that the right to purchase shares is not exercised within the appropriate Exercise Period, then the Option will be deemed to have expired with respect to the vested but unexercised portion of the Option.

      Upon the termination of Mr. McLeod's employment with the Company for cause other than death or total disability, all rights with respect to the unexercised portion of the Option, whether vested or not, shall automatically be canceled at the time of such termination of employment and shall be of no further force or effect thereafter.

      At any time during the period commencing on the date when Mr. McLeod shall have purchased an aggregate of not less than 112,500 shares of Common Stock upon exercise of the Option and continuing until six months after the end of the final Exercise Period, Mr. McLeod shall have the right to require that the Company, on one occasion, prepare and file a registration statement or combined form S-8/S-3 (or such other form as the Company's counsel may deem appropriate) so as to permit the sale of the then unsold shares of Common Stock covered by the Option to Mr. McLeod and to permit Mr. McLeod's resale of all the shares of Common Stock acquired by him upon exercise of the Option, in market transactions which are not affected through an underwriter.

      The initial number of shares of Common Stock purchasable upon exercise of the Option and the purchase price of such shares shall be subject to adjustment from time to time to protect against dilution upon the occurrence of certain events.

      There is no charge against the Company's earnings as a result of the grant or exercise of the Option.

Vote Required for Approval

      The affirmative vote of the holders of a majority of all outstanding shares of Common Stock is required for the approval of this proposal.

The Board of Directors recommends a vote for such proposal

                          PROPOSAL 5:
                    RATIFICATION OF AUDITORS

      At the Annual Meeting, the Company's shareholders will be asked to ratify the Board of Directors' election of Ehrhardt Keefe Steiner & Hottman P.C., ("EKSH") as the Company's independent accountants for the fiscal year ended December 31, 1995 and as the Company's independent accountants for the fiscal year ending December 31, 1996. It is expected that a representative of EKSH will be present at the meeting.

      The Company engaged the services of EKSH effective on November 30, 1995 (the "Effective Date") for the purposes of auditing the Company's financial statements for the year ended December 31, 1995. As a result of the engagement of EKSH, the services of Lehman, Butterwick & Company, P.C. ("Lehman") as auditor of the Company's financial statements were terminated as of the Effective Date. The change in certifying accountants was implemented solely as a result of the Company's determination that its accounting needs, and the need for implementation of faster and more sophisticated accounting systems and services utilized by businesses involved in the construction industry warranted its engagement of EKSH, an accounting firm which possesses the resources and facilities to satisfy these needs.

Vote Required for Approval

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required for approval of this proposal.

The Board of Directors recommends a vote FOR such proposal.

                         OTHER MATTERS


Discretionary Authority to Vote Proxy

      Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the proxy will be voted in respect thereof in accordance with the best judgement of the persons authorized therein, and the discretionary authority to do so is included in the proxy.

Annual Report on Form 10-KSB

      The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 is being provided to shareholders concurrently with this Proxy Statement.

Submission of Stockholder Proposals

      Any Stockholder who intends to present a proposal at the Annual Meeting of shareholders to be held in 1997 for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices no later than June 30,1997. The Company will not be required to include in its proxy statement or form of proxy a Stockholder's proposal which is received after that date or which otherwise fails to meet requirements for Stockholder proposals established by regulations of the Securities and Exchange Commission.

SHAREHOLDERS  MAY OBTAIN WITHOUT CHARGE A COPY OF  THE  COMPANY'S
ANNUAL, QUARTERLY AND CURRENT REPORTS ON FORMS 10-KSB, 10-QSB AND
8-K, RESPECTIVELY, BY SENDING A REQUEST TO:

     INVESTOR RELATIONS DEPARTMENT
     PORTER MCLEOD NATIONAL RETAIL, INC.
     5895 EAST EVANS AVENUE
     DENVER, COLORADO 80222



Denver, Colorado
Dated: December __, 1996